Exhibit 10.18

LOGISTICS SERVICES AGREEMENT

THIS LOGISTICS SERVICES AGREEMENT (this “Agreement”) is dated as of [•], by and between:

(A)    BERRA OPERATIONS LLC, a Delaware limited liability company (“Service Recipient”); and

(B)    BECTON, DICKINSON AND COMPANY, a company incorporated in New Jersey (“Service Provider”).

Service Recipient and Service Provider may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties contemplate that during the Term (as defined herein), Service Provider will provide certain Services (as defined herein) to Service Recipient (and/or its Affiliates (as defined herein)), at Service Recipient’s direction, to support certain commercial operations of the SpinCo Business as it relates to the Products (as defined herein) until order-to-cash processes and other logistics services of the SpinCo Business are migrated to an independent infrastructure of Service Recipient in accordance with the terms and conditions set forth herein (the “Purpose”).

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

“Additional Services” shall have the meaning set forth in Section 4.6.

“Administrative Fee” shall have the meaning set forth in Section 11.2.1.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble and shall include the Services Schedule included by mutual agreement of the Parties herein (whether in the initial form attached hereto as of the Commencement Date and/or Region Effective Date or subsequently amended by written agreement of the Parties pursuant to the terms of this Agreement).

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement (but, for the avoidance of doubt, includes the Separation and Distribution Agreement).

“Claim” shall have the meaning set forth in Section 18.4.

“Commencement Date” shall mean the date at the top of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 22.1.

“Contract Manufacturing Agreements” shall have the meaning given to it in the Separation and Distribution Agreement.

“Customer Agreements” shall have the meaning set forth in Section 8.1.

“Data Protection Laws” means: (a) the Data Protection Act 2018; (b) the General Data Protection Regulation (EU) 2016/679 (“GDPR”); (c) the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (“UK GDPR”); (d) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), and (e) all United Kingdom and European Union (with direct effect) laws and regulations relating to processing of personal data and privacy together with the corresponding laws of any other applicable jurisdiction in which the Services are provided or received.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution Date” shall have the meaning given to it in the Separation and Distribution Agreement.

“Excluded Services” means those applications, services, functions and reports specifically set forth in Schedule 3, except in each case aspects of such applications, services, functions and reports, if any, to the extent specifically set forth in the Services Schedule as of the date the Separation and Distribution Agreement is first executed by the parties thereto or in any other Ancillary Agreement.

“Factoring Agreement” shall have the meaning set forth in Section 11.1.1.

“Factoring Fee” shall have the meaning set forth in the Factoring Agreement.

“Factoring Region” shall mean each Region that is not a Receivables Servicing Region.

“Field Action” shall have the meaning set forth in Section 10.1.

“Force Majeure Event” shall have the meaning set forth in Section 23.1.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Guardrail” shall have the meaning set forth in Section 12.1.

“Interest Payment” shall have the meaning set forth in Section 11.3.1

“Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“Net Revenue” shall have the meaning set forth in Section 11.2.1.

“Non-Payment Notice” shall have the meaning set forth in Section 11.3.1.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity or Governmental Authority.

“Pre-Effective Date Service Form” shall have the meaning set forth in Section 4.4.1.

“Product(s)” shall mean the products as described in Schedule 7.

“Product Registration” shall [have the meaning set forth in the Transition Services Agreement].

“Purpose” shall have the meaning set forth in the Recitals.

“Receivables Servicing Agreement” shall have the meaning set forth in Section 11.1.2.

“Receivables Servicing Region” shall mean each of the “Subject Regions,” as defined in each Receivables Servicing Agreement.

“Region” shall mean each country or group of countries identified in Schedule 1, and for the purpose of any early termination in accordance with Section 20 “Region” shall mean each of North America, LATAM, EMEA, and CASAJ (as applicable).

“Region Effective Date” means the date that this Agreement becomes effective for each Region, as provided in Schedule 1, or as otherwise notified by Service Provider from time to time.

“Regional Agreement” shall have the meaning set forth in Section 11.6.

“Reimbursable Costs” shall have the meaning set forth in Section 11.2.2.

“Representative(s)” shall mean (a) with respect to Service Provider, Service Provider, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent designated by Service Provider to provide Services under this Agreement, and (b) with respect to Service Recipient, Service Recipient, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to receive Services or to perform any obligations on behalf of Service Recipient pursuant to this Agreement.

“Separate LSA Schedule” means the separate document setting out the detailed schedule of Services to be provided pursuant to this Agreement titled [•] and dated [•].

“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement to be entered into by and between Service Recipient and Service Provider.

“Service Provider” shall have the meaning set forth in the Preamble.

“Service Provider ERP System” means those information technology systems and platforms selected by Service Provider, in its sole discretion acting reasonably for use in connection with the performance of Services.

“Service Provider Subsidiary” shall mean each Service Provider subsidiary as set forth in Schedule 1.

“Service Recipient” shall have the meaning set forth in the Preamble.

“Service Recipient Subsidiary” shall mean each Service Recipient subsidiary as set forth in Schedule 1.

“Services” shall mean all services to be provided to Service Recipient as described in the Services Schedule and the Separate LSA Schedule or as added to the Services Schedule and Separate LSA Schedule pursuant to Section 4.6.

“Services Schedule” shall mean the schedule attached hereto as Schedule 2.

“Servicing Fee” shall have the meaning, with respect to each Receivables Servicing Region, set forth in the applicable Receivables Servicing Agreement.

“Set-Up Costs” shall have the meaning set forth in Section 4.1.

“SpinCo Business” shall have the meaning given to it in the Separation and Distribution Agreement.

“Subcontractor” shall have the meaning set forth in Section 14.1.

“Term” shall have the meaning set forth in Section 3.1.

“Third Party” means any Person other than Service Provider, Service Recipient or their respective Affiliates.

“Transition Plans” shall have the meaning set forth in Section 3.2.2.

“Withholding Agent” shall have the meaning set forth in Section 11.5.2.

2.	APPOINTMENT

2.1    Subject to the terms and conditions of this Agreement, Service Recipient, and the Service Recipient Subsidiaries, hereby appoint with respect to each Service, Service Provider or the applicable Service Provider Subsidiary, in each case as their services provider with respect to such Services for the Products in the applicable Region, in each case as described in Schedule 1 and on the terms and conditions set forth in this Agreement.

3.	TERM

3.1    This Agreement shall commence on the Commencement Date and terminate on the second (2nd) anniversary of the Commencement Date (the “Term”) unless earlier terminated under Section 20.

3.2    Transition Plan.

3.2.1    Each Party shall use diligent, concerted and commercially reasonable efforts to cause Service Recipient to transition off of the provision of the Services in each Region as promptly as possible, but in no event later than the end of the Term. The Parties shall transition responsibility for the performance of Services to Service Recipient in a manner that minimizes, to the extent reasonably possible, disruption to the SpinCo Business and the continuing operations of Service Provider and its relevant Affiliates, including in relation to orders for Products placed by customers up to the effective date of the expiration or termination of this Agreement. For the avoidance of doubt Service Recipient shall be primarily responsible with respect to transitioning off of the provision of Services in each Region. Service Provider shall have no obligation to perform (or procure that its Affiliates perform) any Services following the Term. The Parties acknowledge and agree that time is of the essence with respect to the foregoing in this Section 3.2.1.

3.2.2    In furtherance of Section 3.2.1, Service Recipient shall use commercially reasonable efforts to set forth the steps required to transfer the Services in each Region to Service Recipient or a successor provider in a written transition plan or plans with respect to such Region (the “Transition Plans”). The Services Recipient shall use its commercially reasonable efforts to develop the Transition Plans within six (6) months after the Distribution Date and Service Provider shall reasonably consult with Service Recipient in preparation thereof. In furtherance of the foregoing, Service Provider shall provide to Service Recipient information reasonably requested by Service Recipient that is necessary for Service Recipient to develop the Transition Plans, and the Parties shall reasonably cooperate with respect to the development of the Transition Plans.

3.2.3    Without limitation to and subject to Section 3.2.2, the Parties will reasonably cooperate in an effort to agree in writing with respect to reasonable Transition Plans, and if the Parties agree in writing to such Transition Plans, then the Parties shall each use commercially reasonable efforts to undertake the activities expressly delegated to and agreed to by such Party in such Transition Plans. To the extent support is required by the Service Provider in a material respect for the purposes of implementation of the Transition Plan, Service Provider will be reimbursed for those services at an agreed upon hourly rate, unless otherwise provided for in such Transition Plan.

3.2.4    Service Provider shall reasonably cooperate with Service Recipient with respect to efforts by Service Recipient to obtain new or replacement contracts with respect to Services as it concerns Third Party vendors with which Service Provider has commercial relationships with respect to such Services; provided, that for the avoidance of doubt Service Recipient shall be primarily responsible with respect to obtaining such new or replacement contracts.

4.	DESCRIPTION OF SERVICES

4.1    Subject to the terms and conditions of this Agreement, Service Provider will use commercially reasonable efforts to provide or cause its Affiliates to provide such Services to Service Recipient and its Affiliates during the Term. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Services Schedule. In addition, with respect to each Service, any set up charge or any other similar costs reasonably necessary for the commencement of such Service in accordance with the terms hereof (“Set-Up Costs”) shall be the responsibility of the Service Recipient, except as otherwise expressly provided herein, and such charges and costs shall be deemed to be “Reimbursable Costs” hereunder and paid to Service Provider in accordance with Section 11.3.

4.2    Schedules and Precedence. This Agreement shall govern the provision of Services. Except with respect to any limitations on the Services set forth in this Agreement, if there is any inconsistency between the terms of the Services Schedule and the terms of the main body of this Agreement (i) the terms of the Services Schedule shall govern with respect to the provision of a specific Service (including pricing, term, technical or operational matters) and (ii) the main body of this Agreement shall govern for legal terms and conditions.

4.3    Information. Unless otherwise mutually agreed by the Parties, the Services Schedule and any amendments thereto shall set forth, at a minimum, the following information for each listed Service:

(a)    a description of the Service to be provided; and

(b)    any other terms uniquely applicable to such Service.

4.4    Nature of Services.

4.4.1    Unless otherwise expressly set forth in the Services Schedule, for each Region the Service Provider shall perform the Services in substantially the same form and at a relative level of service that such Services were performed internally by or on behalf of Service Provider (or for Services provided by a Third Party, if applicable, the form consistent with the requirements of the Third Party contract under which such Service was last provided before the Region Effective Date by a Third Party) with respect to the SpinCo Business in the twelve (12) months prior to the Region Effective Date to the extent transacted through the Service Provider ERP System, in each case with respect to, without limitation, quality, availability and volume (as may be increased to take into account the hiring of employees to operate the SpinCo Business as of the Region Effective Date and increases in volume reasonably attributable to the organic growth of the SpinCo Business following the Region Effective Date, and subject to any increase in fees by Service Provider to account therefor); provided, however, that such performance shall at a minimum be at no lesser standard of quality generally consistent with the services or arrangements Service Provider provides to its own Affiliates (collectively, the “Pre-Effective Date Service Form”). Notwithstanding the foregoing, Service Provider may change a Pre-Effective Date Service Form solely to the extent (a) any change in nature, scope or performance levels is agreed in writing by the Parties from time-to-time during the Term of this Agreement, (b) of any restrictions imposed on Service Provider by applicable Law or regulation, in which case any such change shall be to the minimum extent necessary, as determined by Service Provider in its reasonable discretion, such that Service Provider can provide such Service in compliance with applicable Law or regulation, (c) any changes in the nature, scope and performance levels of such Service are necessitated by the Separation and Distribution (as both terms are defined in the Separation and Distribution Agreement), or the organic growth of the SpinCo Business during the Term, (d) any modification in process for providing Services are necessitated by the extraction of the SpinCo Business from Service Provider’s continuing operations and (e) required by any contractual obligations owed by Service Provider to any Third Party(ies) with respect to Services provided by, from or through such Third Party(ies) hereunder. Regarding the changes described in the previous sentence, Service Provider shall implement such changes in a commercially reasonable manner that where practical is consistent with the practices performed internally by or on behalf of Service Provider with respect to the SpinCo Business in the twelve (12) months prior to the Region Effective Date. For the avoidance of doubt, in providing the Services, Service Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion, provided that (i) Service Provider shall provide notice to Service Recipient with respect to material changes by Service Provider to any such systems, hardware, software, processes and procedures, if any, that are made solely with respect to Service Recipient (and not similar services for itself or its Affiliates), in which case, Service Provider shall use commercially reasonable efforts to make such changes in a manner that does not cause Service Recipient to incur increased costs hereunder and shall notify Service Recipient in advance if such changes will result in a material increase in costs, and (ii) any changes by Service Provider to any such systems, hardware, software, processes and procedures, will not be made in a manner that adversely affects in any material respect the ability of Service Provider to comply with its obligations to provide the Services in the Pre-Effective Date Service Form to the extent required above in this Section 4.4.1.

4.4.2    To the extent Service Provider fails to provide Services in accordance with the terms of this Agreement, Service Provider shall as soon as practicable correct the non-conforming portion of such Services such that it can provide such Service in the Pre-Effective Date Service Form to the extent required by Section 4.4.1, in each case at no extra charge or cost to Service Recipient.

4.4.3    Service Provider will use commercially reasonable efforts in the performance of the Services and its duties and obligations hereunder with the same degree of care, skill and prudence customarily exercised when engaging in similar activities for itself and, without limitation, Service Provider will use commercially reasonable efforts to provide the Services in accordance with the service standards set forth in this Section 4.4.

4.4.4    WITHOUT LIMITING THE OBLIGATIONS SET OUT IN SECTION 4.4.1, AND WITHOUT LIMITING ANY REPRESENTATION OR WARRANTY IN THE SEPARATION AND DISTRIBUTION AGREEMENT, (i) ALL SERVICES PERFORMED AND THE SERVICE PROVIDER ERP SYSTEM PROVIDED BY SERVICE PROVIDER HEREUNDER ARE PERFORMED, PROVIDED, AND MADE AVAILABLE ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (ii) SERVICE PROVIDER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, NONINFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

4.5    Service Limitations.

4.5.1    Notwithstanding any provision of this Agreement to the contrary:

(a)    except as and to the extent necessary for the receipt of any Services by Service Recipient and any arrangements provided under and subject to the other Ancillary Agreements, Service Provider shall have no obligation to provide Service Recipient with access to or use of any Service Provider information technology systems, information technology, platforms, networks, applications, software databases or computer hardware;

(b)    Service Provider shall have no obligation to provide Service Recipient with any Excluded Services and Service Provider shall not be obligated to provide and shall not be deemed to be providing any advisory services (including advice with respect to legal, financial, accounting, insurance, regulatory or tax matters) to Service Recipient or any of its Representatives as part of or in connection with the Services or otherwise;

(c)    Service Provider shall have no obligation, unless to the extent necessary to provide the Services, and without limiting, for clarity, Section 10.1, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or any of its Representatives; and

(d)    in no event shall Service Provider or its Affiliates have any obligation to favor Service Recipient or any of its Affiliates’ operation of the SpinCo Business over its own business operations or those of its Affiliates.

4.5.2    Notwithstanding any provision of this Agreement to the contrary, Service Provider shall not be required to:

(a)    perform any Service or provide access to or use of any part of the Service Provider ERP System in any manner that violates or contravenes any restrictions imposed on Service Provider by applicable Law or regulation;

(b)    perform any Service or provide access to or use of any part of the Service Provider ERP System in any manner that breaches or contravenes any contractual obligations owed by Service Provider to any Third Party(ies). Service Provider will provide written notice to Service Recipient to the extent any such Third Party contractual obligation will materially impact the provision of applicable Services hereunder (or change the cost thereof);

(c)    hire any additional employees, maintain the employment of any one or more specific employees, or purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources (in each case in this Section 4.5.2(c) subject to Service Provider’s compliance with its obligations to provide the applicable Services in the Pre-Effective Date Service Form to the extent required by Section 4.4.1); or

(d)    bear or pay any costs related to the conversion of the Service Recipient’s data at the Service Recipient’s request without limiting, for clarity, Sections 4.4.1 and 4.7.

4.5.3    Service Provider shall have no obligation to provide data migration support including any data extraction, data cleansing or data insertion, with respect to historical or transactional data except as and to the extent set forth in this Section 4.5.3 or as and to the extent otherwise expressly set forth herein or in another Ancillary Agreement. Notwithstanding the foregoing, Service Provider shall (i) provide master data (including product master data, vendor master data, customer master data, materials master data, and employee master data) in the form and format that it exists on the Service Provider ERP System (or in another format readily convertible by Service Provider if reasonably requested by Service Recipient and agreed with Service Provider) related to the SpinCo Business and reasonably necessary for Service Recipient to set up its own systems with such data for purposes of operating the SpinCo Business, (ii) provide reasonable access to Service Recipient with respect to reasonable and specific requests for historical data and reports (including historical and legacy contracts and legal claims matters) to the extent related to the SpinCo Business, if such data and reports are maintained in a form and manner that access can be readily provided by Service Provider, and (iii) consider in good faith reasonable and specific requests by Service Recipient with respect to other data, if any, reasonably necessary for use by Service Recipient in the SpinCo Business at Service Recipient’s cost.

4.5.4    Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of the Service Provider ERP System or any other facilities or systems of Service Provider or its Affiliates providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that without limiting the immediately following sentence, Service Provider will schedule non-emergency general maintenance impacting the Services so as not to materially disrupt the operation of the SpinCo Business by Service Recipient. Service Provider will give Service Recipient reasonable advance notice of any such shut down for general maintenance purposes or other planned shut down.

4.5.5    Service Provider will be excused from performing any portion of a Service under this Agreement to the extent that, and solely for so long as, it is actually prevented from performing such portion of such Service as a result of Service Recipient’s or any of its Representatives’ failure to comply with Service Recipient’s obligations set forth in Section 5. The Parties will use commercially reasonable efforts to cooperate to agree upon steps to be taken by Service Recipient to address and mitigate such adverse effect, and to the extent reasonably practicable the Services will resume in accordance with the terms hereof upon such mitigation.

4.6    Additional Services. Service Recipient may, within ninety (90) days following the Distribution Date, identify in writing to Service Provider additional third party logistics services related to the Purpose that (i) Service Provider and its Affiliates (other than Service Recipient and its Affiliates) have been providing or have provided in such Region in connection with the ordinary course of operation of the SpinCo Business in the twelve (12) months prior to the Region Effective Date or otherwise are necessary to physically and logically separate the operations and the systems of the SpinCo Business from Service Provider, (ii) are not described in the Services Schedule and are not, for clarity, Excluded Services hereunder or described in the Transition Services Agreement, and are not otherwise capable of constituting Services, Additional Services or Excluded Services, under the Transition Services Agreement and (iii) are necessary for the Service Recipient and its Affiliates to continue to conduct the SpinCo Business from and after the Region Effective Date (collectively, except for the Excluded Services, the “Additional Services”). If Service Provider has the necessary assets, rights and resources to reasonably provide such Additional Services, and Service Recipient is not reasonably in a position to provide such Additional Services or obtain such Additional Services from a Third Party on the same time frame as such services would be available from Service Provider, then with the written approval of Service Provider, not to be unreasonably withheld, conditioned or delayed, the Parties shall execute a written amendment to the then-current Services Schedule to reflect such Additional Service with respect to the applicable Region(s) and, without limiting Section 11.2.2, associated increase in the Administrative Fee, as applicable, terms and conditions (which shall be reasonably agreed to by the Parties and otherwise shall be consistent with all terms, conditions and pricing applicable to the other Services hereunder, as applicable), and such Additional Service shall then be deemed a “Service” hereunder for the relevant Region(s).

4.7    Modifications. Subject in all cases to the provision of the Services in accordance with the service standards set forth in Section 4.4, the Service Provider ERP System or other resources used by Service Provider to provide the Services may be changed, altered or modified from time to time at Service Provider’s reasonable discretion. Without limiting the foregoing, Service Provider may modify a Service to the extent the same modification (including with respect to the cost, scope, nature, performance levels, timing and quality of such Service) is made with respect to Service Provider’s provision of such Service to itself and its Affiliates, as applicable. Service

Provider shall inform Service Recipient reasonably in advance in writing of (a) any changes to the Services pursuant to this Section 4.7 and (b) any material changes to the Service Provider ERP System or other resources used to provide the Services that may affect Service Recipient’s operation of the SpinCo Business with respect to the Purpose. Subject to the preceding provisions of this Section 4.7, any change in the scope, nature, performance levels or duration of any Service described in or other amendment to the Services Schedule must be agreed by the Parties in writing and signed by the Parties.

4.8    Use of Services. For each Region, Service Provider shall not be required to provide the Services to any Person other than Service Recipient and its Affiliates, and shall not be required to provide Services in connection with anything other than the Service Recipient’s or its Affiliates’ use or operation of the SpinCo Business with respect to the Purpose after the Region Effective Date. Service Recipient shall not, and shall not permit any of its Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.

5.	OBLIGATIONS OF SERVICE PROVIDER

5.1    Responsibilities of Service Provider.

5.1.1    Service Provider shall maintain sufficient resources to perform its obligations hereunder in accordance with the terms hereof.

5.1.2    Without limiting any of its rights or obligations set forth in this Agreement Service Provider shall:

(a)    provide technical assistance and training to Service Recipient personnel to the extent specified in the Services Schedule.

(b)    notify Service Recipient of problems with the Service Recipient’s work environment that might interfere with the provision of Services hereunder.

(c)    perform its obligations under this Agreement in a manner consistent with all legal requirements applicable to Service Provider in its capacity as a provider of Services to the Service Recipient.

5.1.3    Service Provider shall provide Service Recipient and its Representatives with information and documentation reasonably requested by Service Recipient that is reasonably necessary for Service Recipient to receive Services hereunder, to perform its obligations hereunder and to transition off the Services in accordance with Section 3.2, subject in each case to reasonable confidentiality, security and privacy controls, policies and procedures imposed by Service Provider.

5.1.4    Service Provider shall, during normal business hours and with reasonable prior notice, make available, as reasonably requested by Service Recipient, reasonable access to personnel and provide timely decisions reasonably requested by Service Recipient in order that Service Recipient may timely transition off the Services in accordance with Section 3.2.

5.1.5    In performing its obligations under this Agreement, Service Provider shall comply with its obligations under the Data Protection Laws and shall not do or permit anything to be done which might cause or result in a breach by Service Recipient of the Data Protection Laws. If either Party concludes, at any time, that a data processing agreement is required in connection with the performance of any activities under this Agreement, it shall notify the other Party and the Parties shall agree and enter into reasonable terms in this respect.

6.	OBLIGATIONS OF SERVICE RECIPIENT

6.1    Certain Service Recipient Responsibilities. Without limiting Section 6.2, the Service Recipient shall be responsible for and shall perform or cause its Affiliates to perform the activities set forth on Schedule 6. The Parties understand and agree that, notwithstanding anything to the contrary herein and without limiting Section 2, Service Provider’s sole responsibility hereunder is to provide the Services hereunder on behalf of and for the benefit of Service Recipient, as set forth herein, in each case without limiting either Party’s rights or obligations under the Separation and Distribution Agreement or any other Ancillary Agreement.

6.2    Other Responsibilities of Service Recipient.

6.2.1    With respect to the Purpose, following the relevant Region Effective Date, Service Recipient shall, for each Region, (i) exercise ultimate control over the operation of the SpinCo Business, except to the extent of the Services, and (ii) be solely responsible for the operation of the SpinCo Business in accordance with all applicable Laws and regulations, except to the extent of the Services (and without limiting the services provided under the Transition Services Agreement).

6.2.2    Service Recipient shall, during normal business hours (or as may otherwise be expressly required to deliver a Service) and with reasonable prior notice, provide Service Provider and its Representatives with access to its facilities as is reasonably necessary for Service Provider and its Representatives to perform the Services and provide Service Provider and its Representatives access to any systems or software applications that Service Provider and its Representatives are obligated to provide hereunder.

6.2.3    Service Recipient shall provide Service Provider and its Representatives with information and documentation reasonably requested by Service Provider that is reasonably necessary for Service Provider to perform the Services and provide access to the Service Provider ERP System it is obligated to provide hereunder, subject in each case to reasonable confidentiality, security and privacy controls, policies and procedures imposed by Service Recipient.

6.2.4    Service Recipient shall, during normal business hours and with reasonable prior notice, make available, as reasonably requested by Service Provider, reasonable access to personnel and provide timely decisions reasonably requested by Service Provider in order that Service Provider may perform its obligations hereunder.

6.2.5    Service Recipient acknowledges and agrees that certain of the Services to be provided hereunder were previously performed for Service Provider or its Affiliates by individuals who may no longer be employed by Service Provider or its Affiliates as a result of the Separation and Distribution and that the provision of the Services to Service Recipient may require Service Provider’s reasonable access to, or support from, Service Recipient’s relevant employees.

6.2.6    Except for Services and Service Provider ERP System expressly required to be provided by Service Provider under this Agreement, Service Recipient shall be solely responsible for: (a) the selection, acquisition and maintenance of any and all Third Party products or services used by Service Recipients; (b) all implementation, maintenance and support concerning such Third Party products and services; and (c) all costs associated with the activities described in clauses (a) and (b), above. Except as expressly set forth in this Agreement, Service Provider shall have no obligation to acquire, host, maintain or otherwise support any such Third Party products or services.

6.2.7     Service Recipient is and shall remain solely responsible for the content, accuracy and adequacy of all data that Service Recipient or its Representatives transmit or have transmitted to Service Provider for processing or use in connection with the performance of Services.

6.2.8    Service Recipient shall comply, and shall cause its Representatives to comply, with all applicable legal requirements in connection with their respective operations and obligations under this Agreement, including the receipt and use of the Services.

6.2.9    Without limiting the foregoing, with respect to the customer service and order management Services described in category (i) of Schedule 6, Service Recipient acknowledges and agrees that, at all times during the Term, (i) such activities shall be performed with respect to both the Products and products of Service Provider and its Affiliates; and (ii) in dealing with Service Recipient’s customers, Service Recipient will not make any communication regarding customer service and order management for Service Provider products without Service Provider’s approval.

6.2.10    Service Recipient shall maintain sufficient resources to perform its obligations hereunder in accordance with the terms hereof, including, for clarity, maintaining adequate staffing levels to perform the activities described in Section 6.2.9, including in accordance with the Pre-Effective Date Service Form applicable thereto.

6.2.11    Mutual Responsibilities. The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a)    exchanging information relevant to the provision of Services hereunder;

(b)    reasonable efforts to mitigate problems with the work environment interfering with the Services; and

(c)    each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises which have been made available to the Party.

6.2.12    In performing its obligations under this Agreement, Service Recipient shall comply with its obligations under the Data Protection Laws and shall not do or permit anything to be done which might cause or result in a breach by Service Provider or its Affiliates of the Data Protection Laws.

7.	DISPUTES

7.1    In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

7.2    In any Dispute regarding the amount of a fee, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 7.1 and it is determined that the fee that Service Provider has invoiced Service Recipient, and that Service Recipient has paid to Service Provider, is greater or less than the amount that the fee should have been, then (i) if it is determined that Service Recipient has overpaid the fee Service Provider shall within ten (10) calendar days after such determination reimburse Service Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Service Recipient to the time of reimbursement by Service Provider; and (ii) if it is determined that Service Recipient has underpaid the fee Service Recipient shall within ten (10) calendar days after such determination reimburse Service Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Service Recipient to the time of payment by Service Recipient.

8.	CUSTOMER AGREEMENTS

8.1    The Parties acknowledge and agree that there are and will continue during the Term to be, distribution and other contracts in place between Service Provider and certain Service Recipient customers that pre-date the Region Effective Date (“Customer Agreements”) and that, for expediency and administrative convenience, the Parties have agreed not to amend those contracts to reflect the terms of this Agreement, but rather to address such issues as between themselves in this Agreement. Accordingly, Service Recipient hereby agrees that the terms set forth in each Customer Agreement shall be the terms under which Service Recipient provides the applicable Products and services related thereto to each such customer during the Term.

8.2    Following the Region Effective Date, for new and amended contracts with Service Recipient’s customers with respect to any Products or under which any Services will be provided, Service Recipient will consult with Service Provider and the Parties will work together in good faith to determine what level of service can be provided by Service Provider and whether such service will have an effect on the fees under this Agreement, and Service Recipient shall ensure that any such contracts are consistent with the terms and conditions of this Agreement during the Term.

9.	ACCESS TO FACILITIES

9.1    Access to Facilities. Prior to one Party allowing any of the other Party’s Representatives (“Personnel”) to enter onto any premises owned, controlled or operated by such Party, that Party may require such Personnel to enter into confidentiality agreements to protect its Confidential Information and contain provisions that are consistent with the provisions of Section 22 of this Agreement. Each Party shall cause all Personnel to comply with all reasonable instructions and policies of the other Party made available while at any premises owned, controlled or operated by such Party, and each Party shall have the right to remove any Personnel of the other Party from any such premises for failure to comply with this Agreement or any such instructions or policies. Notwithstanding the foregoing, this Section 9.1 shall not limit any access to premises provided under the Transition Services Agreement or any lease between Service Provider (or its Affiliates) and Service Recipient (or its Affiliates), in each case subject to the terms and conditions thereof.

10.	FIELD ACTIONS; PRODUCT REGISTRATIONS

10.1    Field Actions. For each Region Service Recipient shall have the sole discretion and responsibility to effect and control any recall, withdrawal, or field correction (a “Field Action”) with respect to any Product sold on or after the Region Effective Date. In connection with a Field Action, Service Provider (or such of its Affiliates that holds the Product Registration with respect to such Product at the time of such Field Action, as applicable) shall reasonably cooperate with responding to Service Recipient’s requests for information or other assistance, and in otherwise effecting such Field Action, in each case at the Service Recipient’s cost. Service Recipient shall consult with Service Provider before issuing any press release or otherwise making any public statement regarding any Field Action that references or implicates Service Provider or any of its Affiliates. Service Recipient shall be responsible for communicating with any Governmental Authorities in connection with a Field Action, and Service Provider (or such of its Affiliates that holds the Product Registration with respect to such Product at the time of such Field Action, as applicable) shall reasonably cooperate with Service Recipient to facilitate such communications (including by communicating directly with the applicable Governmental Authority to the extent so required). Service Recipient shall bear the costs and expenses to the extent incurred by it and by Service Provider or any of its Affiliates in connection with any such Field Action.

10.2    Product Registrations. Notwithstanding anything to the contrary herein, and, for clarity, without limiting the Transition Services Agreement, any obligations of Service Provider with respect to obtaining, maintaining, renewing or modifying Product Registrations shall be set out in the Transition Services Agreement.

10.3    New Branding. Any support for the set up of master data for new branding of Service Recipient or its Affiliates in the Service Provider ERP System with respect to any Products shall be agreed between the Parties in writing, and any such newly branded Products shall not constitute or be deemed to be “Products” hereunder unless and until Service Provider has approved the same in writing. For the avoidance of doubt, any new branding shall not apply to invoice forms and business stationery of Service Provider.

10.4    Service Provider shall continue to maintain a recovery plan to ensure the continuity of Services in case of natural disasters, serious weather conditions, power failures, fires, national emergencies, or any other catastrophic event that is consistent with the recovery plan that the Service Provider has in place with respect to the SpinCo Business in the twelve (12) months prior to the Region Effective Date.

11.	FACTORING, FEES, REIMBURSABLE COSTS AND PAYMENT TERMS

11.1    Factoring and Receivables Servicing.

11.1.1    With respect to the Factoring Regions, the Parties agree to a factoring arrangement on the terms and conditions provided in the Factoring Agreement attached as Part I of Schedule 4 hereto (the “Factoring Agreement”). For clarity, invoicing and payment of the Factoring Fee are made under the Factoring Agreement.

11.1.2    With respect to the Receivables Servicing Regions, the Parties agree to a receivables servicing arrangement on the terms and conditions provided in the applicable Receivables Servicing Agreement attached as Part II of Schedule 4 hereto (the “Receivables Servicing Agreement”). For clarity, invoicing and payment of the applicable Servicing Fee are made under the applicable Receivables Servicing Agreement.

11.2    Administrative Fee and Reimbursable Costs.

11.2.1    Administrative Fee. Without limiting Section 11.1 or Service Recipient’s payment obligations with respect to Reimbursable Costs under Section 11.2.2, Service Recipient shall pay Service Provider a monthly fee in an amount equal to one percent (1%) of Net Revenue (the “Administrative Fee”). As used herein, “Net Revenue” has the meaning set forth in Part I of Schedule 5. For clarity, Service Recipient, and only Service Recipient, has the right to set the price for the Products. For the avoidance of doubt, the Service Recipient shall not be charged by the Service Provider under this Agreement for any services or products that are charged to the Service Recipient under the Contract Manufacturing Agreements.

11.2.2    Reimbursable Costs. Without limiting Section 11.1 or Service Recipient’s payment obligations with respect to the Administrative Fee under Section 11.2.1, Service Recipient shall, for each Service performed, reimburse Service Provider for all shipping costs, selling costs, general administration costs, costs of goods, R&D services costs, and other income and expenses related solely to the SpinCo Business direct P&L, that are incurred by the Service Provider directly, as allocated costs or as costs payable to a Third Party (collectively, “Reimbursable Costs”), in each case without any mark-up. Without limiting the foregoing, Reimbursable Costs shall include, subject to the other applicable terms of this Agreement (including Section 17.1 with respect to Third Party consents), (a) expenses payable to Third Parties in providing the Services, (b) expenses payable to Third Parties, following the Region Effective Date, for tailoring, expanding or otherwise modifying any Service or any part of the Service Provider ERP System provided to the SpinCo Business prior to the Region Effective Date in any manner required to provide such Service to Service Recipient in accordance with the terms and conditions of this Agreement, (c) Third Party fees, costs or expenses payable by Service Provider or any of its Representatives to any Third Party(ies) for the licensing, provisioning, implementation, maintenance or operation of separate environments, separate instances of existing environments or “clean” environments necessary to provide the Services or Service Provider ERP System to Service Recipient, (d) any fees payable to any Third Party(ies) that are associated with extending, expanding or maintaining Third Party licenses or other contracts necessary to provide the Services or Service Provider ERP System to Service Recipient, and (e) any additional shared fees or costs payable by the Service Provider that are set out in the Separate LSA Schedule.

11.2.3    Once monthly, the Service Provider shall issue an invoice to the Service Recipient for all Products which the Service Provider has sold to customers during that month.

11.3    Invoicing and Payment Terms.

11.3.1    Service Provider, directly and/or through one or more Service Provider Subsidiaries, shall invoice Service Recipient, directly and/or through one or more of Service Recipient Subsidiaries pursuant to Section 11.3.2, once monthly in arrears for the Administrative Fee and all Reimbursable Costs pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor based on information from the Service Provider ERP System. Service Recipient, including all applicable Service Recipient Subsidiaries, shall pay Service Provider, or each relevant Service Provider Subsidiary (where applicable), for all undisputed amounts due for Services provided hereunder by the twenty-fifth (25th) day of each month for any invoice received prior to that day in the same month. If payment is not made by the twenty-fifth (25th) day of the month, Service Provider may send notice of non-payment to the Treasurer of Service Recipient in accordance with Section 25.8 (a “Non-Payment Notice”). Late payments shall bear interest at eight percent (8%) per annum for all undisputed amounts not paid within ten (10) days from receipt of a Non-Payment Notice therefor (or such lesser rate which is the maximum rate allowed by law) (the “Interest Payment”). Failure to pay undisputed amounts due hereunder within sixty (60) days from receipt of a Non-Payment Notice therefor pursuant to the terms of this Agreement shall be a material breach and Service Provider may terminate this Agreement with respect to the applicable Service for which such payment failure applies under Section 20.2 hereof (after the applicable cure period set forth therein).

11.3.2    Notwithstanding any provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to each Region, invoices for such Services may be delivered directly by the applicable Service Provider Subsidiary or other local Service Provider Affiliate to the applicable Service Recipient Subsidiary or other Service Recipient Affiliate for such Region, including that Reimbursable Costs may be invoiced with respect to the applicable Region in which they were incurred and applicable portions of the Administrative Fee may be invoiced with respect to the applicable Region in which the Net Revenue applicable to such portion was earned, and payment thereof shall be made directly by such Service Recipient Subsidiary or other local Affiliate to such Service Provider Subsidiary or other local Affiliate, provided that Service Recipient shall remain responsible for all amounts invoiced to and payments made by Service Recipient Subsidiaries; provided, further, that Service Provider shall send copies of such invoices to Service Recipient and; provided, further, that, for clarity and without limiting or expanding Section 11.3.1, the obligation of Service Recipient and/or the applicable Service Recipient Subsidiary to pay all undisputed amounts due under any invoice pursuant to Section 11.3.1 shall commence only upon receipt of such invoice by Service Recipient.

11.3.3    To the extent that Section 11.3.2 applies, Service Provider shall have the right to submit an aggregate invoice, itemized by country, or an aggregate reconciliation statement, itemized by country, to Service Recipient on a monthly basis for all amounts payable by Service Recipient to Service Provider pursuant to this Agreement. If necessary, local country or Region invoices will also be issued in the currency of the country in which they originate. Such invoices and reconciliation statements shall contain reasonable detail of the Services provided, the charges therefor, and Reimbursable Costs incurred, and to the extent, permitted by this Agreement. For any amounts payable under this Agreement that are not collected by Service Provider as described immediately above in Section 11.3.2, Service Recipient shall pay Service Provider for all amounts due for Services provided hereunder within thirty (30) calendar days from receipt of an invoice therefor in the currency of the country in which they originate in accordance with the payment terms of Section 11.3.1.

11.3.4    Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts due or claims under any other agreement.

11.4    Supporting Documentation of Reimbursable Costs

11.4.1    Upon Service Recipient’s reasonable request, Service Provider shall provide reasonable documentation in its possession to support the amount of Reimbursable Costs reimbursed by Service Recipient hereunder.

11.5    Taxes.

11.5.1    All charges under this Agreement are exclusive of any Taxes, including sales, use, VAT, consumption, excise, withholding or similar taxes (other than Taxes based on Service Provider’s net income) that may apply to the transactions contemplated by this Agreement. Service Recipient shall be responsible for paying all such Taxes. Service Provider may collect such Taxes from Service Recipient as required by law.

11.5.2    Deductions or Withholding.

11.5.2.1    If any amount of any payment under this Agreement is required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, the applicable Party (the “Withholding Agent”) shall be entitled to deduct and withhold such amount as required by applicable Law, provided that prior to such withholding, the Withholding Agent shall give written notice of its intention to deduct and withhold and allow the other Party sufficient time to furnish any required documentation and forms to minimize or eliminate such withholding. The Withholding Agent shall pay all such withheld amounts to the applicable Governmental Authority. For the avoidance of doubt, the provisions of this Section 11.5 shall apply to Affiliates of Service Provider and Service Recipient as if such Affiliate were Service Provider or Service Recipient, as applicable.

11.5.2.2    Notwithstanding anything in this Agreement to the contrary, if any deductions or withholdings are required to be made by Service Recipient as aforesaid as a result of Service Recipient being organized in a jurisdiction that is different from Service Provider, Service Recipient shall be obliged to pay to Service Provider such amount as will, after the deduction or withholding has been made, leave Service Provider with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding, provided that if Service Provider subsequently receives a credit for such deduction or withholding for the taxable year in which the deduction or withholding was made, then Service Provider shall promptly repay an amount equal to such credit up to the lower of:

(a)    the amount previously paid by Service Recipient; or

(b)    the amount which would put Service Provider in the same position as if no deductions or withholdings had been required to be made in respect of the relevant payment to Service Provider.

11.5.3    Notwithstanding any provision of this Agreement or the Separation and Distribution Agreement to the contrary, Service Recipient shall indemnify (in applicable local currency) Service Provider and its Affiliates against all income Taxes required to be paid by Service Provider, its Affiliates or its Representatives arising or resulting from a requirement under applicable local Law that Service Provider, its Affiliates or its Representatives take into account as its own income (to the extent not fully offset by corresponding deductions) amounts collected on behalf of Service Recipient or its Affiliates in any jurisdiction.

11.6    Regional Agreements. Where the Parties agree from time to time that, for legal, regulatory or tax reasons associated with this Agreement or the provision of Services hereunder, a further local agreement should be put in place in respect of a particular Region, the Parties or their respective local Affiliates in such Region will, if and upon agreement thereto, enter into an additional, written ancillary agreement setting forth such additional terms and conditions applicable to such Region (each, a “Regional Agreement”). The applicable local Service Provider Subsidiary will be the Service Provider party to a Regional Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the applicable Regional Agreement, the terms of such Regional Agreement shall govern. The Regional Agreements are intended to implement the provision of Services in the applicable Region in compliance with the applicable Laws of such Region.

12.	GUARDRAILS

12.1    In order to avoid significant cost incurrence or loss by the Service Provider or its Affiliates, and for purposes of maintaining adequate service levels and the Pre-Effective Date Service Form hereunder, and to retain the pricing terms set forth in Section 11 (which are in part based on space and resource requirements at current volumes), Service Recipient shall, and shall cause its Affiliates to, at all times during the term, ensure the volumes of all Products maintained in each Facility during each month of the Term, on a Facility-by-Facility basis, are within plus-or-minus twenty percent (+/- 20%) of the average inventory stock of the Products in such Facility over the twelve (12) month period immediately preceding the Region Effective Date (with respect to each such Facility, the “Guardrail”). For the avoidance of doubt, the “Suzhou 3” manufacturing plant will be the sole exception, with no guardrails in place with regards to minimum or maximum volume, in accordance with the agreement in place with respect to the “Suzhou 3” manufacturing plant. Without limiting the foregoing, if the Service Recipient becomes aware of circumstances (including, for clarity, inventory-level management) that could result in such volumes of Products at any Facility exceeding the applicable Guardrail therefor, Service Recipient will promptly notify Service Provider thereof and the Parties will discuss in good faith potential operational adjustments to be mutually agreed in an effort to accommodate such volumes; provided that (i) the Service Recipient will bear all fees and costs associated therewith, which shall be deemed to be “Reimbursable Costs” hereunder and paid to Service Provider in accordance with Section 11.2.2, (ii) such adjustments shall not create volume or space limitations on or otherwise adversely affect Service Provider’s or its Affiliates’ businesses, and (iii) the Guardrail shall continue to apply except as and to the extent specifically agreed otherwise by the Parties in writing; provided further that, without limiting the foregoing clause (i), both Parties will use commercially reasonable efforts to mitigate any cost or loss that they may suffer or incur. Any adjustment to the Guardrail for any portions of the Term will be subject to the mutual written agreement of the Parties; provided that, for clarity, the Guardrail shall continue to apply without any adjustment unless and until such adjustment is so agreed.

12.2    For each Region, Service Recipient shall provide to Service Provider, on the Region Effective Date, a detailed written assessment of volumes of Products and all storage requirements therefor with respect to each Facility, together with a written forecast of such volumes, reflecting Service Recipient’s reasonable and good faith projections, with respect to each month during the initial twelve (12) months following the Region Effective Date. Service Recipient shall update such forecast in writing to Service Provider on a quarterly basis, reflecting Service Recipient’s reasonable and good faith projections, with respect to each month during the twelve (12) months following the date of such update. Without limiting the foregoing, Service Recipient shall reasonably promptly notify Service Provider in writing if Service Recipient plans to shift any material portion of volumes (i.e., twenty percent (20%) or greater) of Product from any Region to a different Region or from any Facility to a different Facility.

12.3    For purposes of this Section 12, “Facility” shall mean each warehouse, distribution center or other facility used in connection with any Products hereunder.

12.4    Without limiting the foregoing, (i) to the extent Service Provider requires a narrower Guardrail with respect to any Facility operated by Service Provider than the plus-or-minus twenty percent (+/- 20%) threshold described above, such narrower Guardrail shall apply to such Facility, and (ii) Service Recipient shall reasonably cooperate to ensure that all volume, packaging, size and other similar requirements are adhered to and the same pricing tiers applicable immediately prior to the Region Effective Date remain applicable at all times during the Term, taking into account the combined volumes of Products and any products of Service Provider or its Affiliates that are stored at or pass through the relevant Facility.

13.	RELATIONSHIP BETWEEN THE PARTIES

13.1    The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for all actions or omissions of its employees and for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other. For clarity, this Section 13.1 is subject to and shall not limit Section 13.2.

13.2    Appointment of Service Provider Agent as Service Recipient’s Agent.

13.2.1    Agency Appointment. Service Recipient and each Service Recipient Subsidiary hereby confirms its appointment of each Service Provider Affiliate identified in Schedule 1 to act as Service Recipient’s undisclosed agent of the Service Recipient Subsidiary identified in Schedule 1 in providing the Services in the Region designated for each such Service Recipient Subsidiary in such Schedule for the Term, and Service Provider and each Service Provider Subsidiary hereby confirms its acceptance of such appointment by such Service Recipient Subsidiary (with respect to such Regions, the “Service Provider Agent”). Unless resulting in an increase in taxes or other fees, Service Provider may change the Service Provider Agent with respect to any Region by providing written notice of such change to Service Recipient.

13.2.2    Agency Status. The Service Provider Agent shall perform the Services as agent under this Agreement in its own name but for the account of Service Recipient (and/or the relevant Service Recipient Subsidiary) and at the risk of Service Recipient (and/or the relevant Service Recipient Subsidiary) without the need to disclose its status as an agent of Service Recipient (and/or the relevant Service Recipient Subsidiary). For the avoidance of doubt, Service Recipient (and/or the relevant Service Recipient Subsidiary) shall be responsible for any actions or omissions that are performed by the Service Provider Agent on the Service Recipient’s (and/or the relevant Service Recipient Subsidiary’s) instructions.

13.2.3    Authority as Agent of Principal. The Service Provider Agent is authorized to perform for the account of the Service Recipient (and/or the relevant Service Recipient Subsidiary), all acts the Service Provider Agent deems necessary or appropriate to fully perform the Services in a manner consistent with its practices while the SpinCo Business was owned by Service Provider or its Affiliate, using its independent business judgment, and in accordance with the Pre-Effective Date Service Form without, except as may otherwise be required by applicable Laws, obtaining the prior approval of the Service Recipient (and/or the relevant Service Recipient Subsidiary), and subject to, in any event, the terms and conditions of this Agreement.

13.2.4    Relationship Between the Agent and the Principal. Without prejudice to Section 13.2.1, in performing the Services, the Service Provider Agent will be acting as an independent contractor engaged by Service Recipient (and/or the relevant Service Recipient Subsidiary) to perform the Services for the benefit of Service Recipient (and/or the relevant Service Recipient Subsidiary).

13.2.5    Local Agreements. Where necessary, the Parties may provide for further local agreements to formalize the legal relationship between the Parties in a specific Region.

13.2.6    No Conflict. For clarity, this Section 13.2 is subject to and shall not limit Section 2.

13.2.7    Cooperation. The Parties will reasonably cooperate with each other to evaluate and address potential VAT implications relating to the foregoing in this Section 13.2 (if any).

14.	PERFORMANCE BY REPRESENTATIVES

14.1    Without limiting Section 2, Service Provider may engage one or more Affiliates, Third Parties or other Service Provider Representatives (each a “Subcontractor”) to perform all or any portion of the Service Provider’s duties under this Agreement, provided that (i) the Service Provider remains responsible for the performance of such Service Provider Representatives, and (ii) no such engagement, to the extent such Services are to be provided directly by Service Provider pursuant to the Services Schedule, shall increase or result in additional charges for the Services, or fees or expenses, to Service Recipient or any of its Affiliates as applicable.

15.	INSURANCE

15.1    The Parties may maintain, during the Term of this Agreement, such insurance policies or self-insurance as they deem appropriate, each for their own requirements.

16.	RISK OF LOSS; RISK OF NON-PAYMENT

16.1    Except as otherwise expressly provided in this Section 16, as between the Parties, Service Recipient shall bear all risk of loss with respect to the Products and all risk of non-payment by customers with respect to the Products.

16.2    If any Product is damaged, lost or stolen while in a warehouse owned or controlled by Service Provider or its Affiliates, as between the Parties, Service Provider is responsible under this Agreement for such damage, theft or loss only to the extent the damage, theft or loss results from Service Provider’s or such Affiliate’s gross negligence or willful misconduct. In the event Service Provider is so responsible as provided in the immediately preceding sentence, Service Provider’s sole obligation and liability shall be to compensate Service Recipient at an amount equal to the replacement cost of such Product to the extent so damaged, stolen or lost.

16.3    For the avoidance of doubt and without limiting Sections 16.1 or 16.2, as between the Parties, Service Recipient’s rights against Third Parties shall not be affected by the allocation of risk of loss as between the Parties set forth in the foregoing provisions of this Section 16. Service Provider shall reasonably cooperate in good faith with Service Recipient, at Service Recipient’s cost, to make claims under any applicable Third Party contract with respect to (a) any damage, theft or other risk of loss with respect to the Products thereunder or (b) any non-performance, breach, default or other failure to provide services, in each case subject to the terms and conditions of such Third Party contract (including any allowances or other relevant thresholds thereunder).

17.	SERVICE RECIPIENT LIABILITY TO THIRD PARTIES

17.1    Third Party Consents. With respect to any Services which require a license or service provided by a Third Party (including through the sub-contracting of any relationship with any Third Party), to the extent the consent of a Third Party is needed for Service Provider to provide any such Services to the Service Recipient and its Affiliates, then Service Provider will use its reasonable best efforts to secure the consent of such Third Party to provide Service Recipient with access to such Third Party contract, license or service, as applicable, in accordance with the terms and conditions of this Agreement. Any costs with respect to securing any such consents shall be the responsibility of the Service Recipient to the extent required by such Third Party contract, license, service. To the extent a Third Party requires or requests that Service Provider make any payment to the extent not required by the terms of the relevant contract, license, service in order to obtain a consent addressed by this Section 17.1, Service Provider and Service Recipient shall jointly determine in good faith whether or not to negotiate and/or make such payment, and to the extent agreed, such payment shall be reimbursed by Service Recipient. If Service Provider is unable to secure the consent of the applicable Third Party vendor using its reasonable best efforts, or if Service Recipient does not pay for the applicable consent, then, notwithstanding any provision of this Agreement or the Separation and Distribution Agreement to the contrary, Service Provider (and its Affiliates) shall have no obligation to provide the impacted Service, and the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Service to Service Recipient to the extent practicable.

18.	INDEMNIFICATION

18.1    Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider, its Affiliates, its Representatives and its and their respective officers,

directors, agents, employees and Affiliates, from and against any and all Losses arising out of, relating to or resulting from (i) Service Recipient’s or any of its Representative’s gross negligence or willful misconduct relating to this Agreement, (ii) Service Recipient’s or any of its Representative’s breach of this Agreement, or (iii) any product liability or other claims by Third Parties with respect to any Products (other than with respect to the misuse of such Product by Service Provider or to the extent covered by an indemnification obligation of Service Provider or its Affiliates under this Agreement, any Ancillary Agreement or the Separation and Distribution Agreement).

18.2    Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates from and against any and all Losses arising out of, relating to or resulting from (i) Service Provider’s or any of its Representative’s gross negligence or willful misconduct relating to this Agreement or (ii) Service Provider’s or any of its Representative’s breach of this Agreement except to the extent arising from a claim for which Service Recipient has an indemnification obligation pursuant to Section 18.1.

18.3    Notwithstanding anything provided herein, if an indemnitor and indemnitee have, through their negligent acts or willful misconduct or omissions or breaches of this Agreement, jointly contributed to any of the matters to be indemnified hereunder, the indemnitee shall be indemnified hereunder only to the extent that such indemnified matters were not caused by the negligent acts, acts of willful misconduct or omissions of, or breaches of this Agreement by, the indemnitee.

18.4    With respect to Third Party claims asserted against a Party for which the other Party has an indemnification obligation under this Section 18, (a) the indemnified Party shall provide the indemnifying Party with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided however, that failure of the indemnified Party to keep the indemnifying Party reasonably informed as provided herein shall not relieve the indemnifying Party of its obligations hereunder except to the extent that the indemnified Party is materially prejudiced thereby; (b) the indemnifying Party shall be entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole expense; and (c) the indemnified Party shall reasonably cooperate with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim. The indemnifying Party will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified Party, from all liability with respect to the matters that are subject to such Claim, without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

19.	LIMITATION OF LIABILITY; EXCLUSION OF CONSEQUENTIAL DAMAGES.

19.1    EXCEPT FOR CLAIMS ARISING AS A RESULT OF (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 22 AND (B) A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY LOSSES UNDER SECTION 18: (I) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, AND (II) IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR DAMAGES HEREUNDER EXCEED, WITH RESPECT TO ANY SERVICES, THE AMOUNT OF FEES PAID BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THIS AGREEMENT, SOLELY TO THE EXTENT RELATED TO THE SERVICES HEREUNDER, EXCEPT IN THE CASE OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 19.1 SHALL LIMIT SERVICE RECIPIENT’S LIABILITY FOR PAYMENT OF THE FEES AND REIMBURSABLE COSTS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

20.	TERMINATION

20.1    Termination by agreement. Service Recipient and Service Provider may agree to terminate this Agreement early, either with respect to all Regions or any one or more Regions hereunder, at any time subject to prior written mutual agreement (including as to notice (which shall not be less than ninety (90) days), exit costs and revised fees for remaining Regions and Services).

20.2    Termination by Either Party. Either Party may terminate this Agreement with respect to an affected Region if the other Party commits a material breach of this Agreement that materially and adversely impacts the provision of Services in such Region or the other Party or an Affiliate of the other Party or its business, operations or assets and fails to cure such breach within ninety (90) days (thirty (30) days in the event of a payment breach) after receiving written notice of the breach. The Parties hereto hereby acknowledge and agree that any breach by any of their respective Representatives of any term or condition of this Agreement shall be deemed to be a breach by the applicable Party hereto of such term or condition (and any material breach by such Persons that has the effect set forth in the preceding sentence shall be grounds for termination of the affected Service pursuant to the preceding sentence). Any notice sent by Service Provider with respect to a material breach and/or intention to terminate this Agreement shall also be sent to Service Recipient addressees in Section 25.8.

20.3    Survival of Selected Provisions. Any provision which by its nature should survive, including the provisions of this Section 20.3 (Termination), Section 11 (Factoring, Fees, Reimbursable Costs and Payment Terms), Section 16 (Risk of Loss),

Section 18 (Indemnification), Section 19 (Limitation of Liability; Exclusion of Consequential Damages), Section 22 (Confidentiality), Section 23 (Force Majeure), and Section 25 (Miscellaneous), shall survive the termination of this Agreement.

20.4    Post-Termination or Expiration Obligations. In connection with the termination or expiration of this Agreement for any reason whatsoever, the applicable Transition Plans shall govern the Parties’ activities with respect to transitioning from all Services. Each Party shall use commercially reasonable efforts to return any and all written Confidential Information and any other materials and property in tangible form in the possession or under the control of such Party to the other Party, including any marketing materials, literature and product samples.

21.	INTELLECTUAL PROPERTY RIGHTS

21.1    Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership (or, except as provided in Section 21.3, use) of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party or its Affiliates. Except as set forth in the Ancillary Agreements, no license, title, ownership, or other intellectual property or proprietary rights are transferred to Service Recipient or any Service Recipient Representative pursuant to this Agreement, and Service Provider retains all such rights, titles, ownership and other interests in the Service Provider ERP System and all other software, hardware, systems and resources it uses to provide the Services, including, any special programs, functionalities, interfaces, or other work product that Service Provider or its Representatives may develop at Service Recipient’s request to provide the Services. Each Party shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant the other Party, or any Representative of such Party, any right, title, license (other than as provided in Section 21.3), leasehold right or other interest in or to, any copyrights, patents, trade secrets, other intellectual property rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by either Party or its Representatives in connection with the providing or receiving Services or the performance of either Party’s obligations hereunder. For the avoidance of doubt, no items created by either Party shall be considered a work made for hire for the other Party within the meaning of Title 17 of the United States Code.

21.2    Removal of Marks. The Parties agree that neither will remove any copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party from any materials of the other Party.

21.3    Intellectual Property License. Each Party hereby grants to the other, on behalf of itself and its Affiliates and only during the Term, a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable, fully paid-up license to use any software, development tools, know-how, methodologies, processes, technologies, algorithms or any other intellectual property owned by such Party solely to the extent it is required for the purpose of providing or receiving such Services.

22.	CONFIDENTIALITY

22.1    During the period beginning on the Commencement Date and ending on the date that is six (6) years from the date of expiry or termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, the terms and conditions of this Agreement and all information and data relating to the other Party or its Affiliates received pursuant to this Agreement, including information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems, software and know-how (“Confidential Information”), and shall not use such Confidential Information other than in connection with the performance of this Agreement and, unless otherwise required by law, an order of court, a subpoena or other legal process (subject to Section 22.2 below), disclose such information to any Third Party without the other Party’s prior written consent, except for Confidential Information that:

(a)    was in such Party’s possession on a non-confidential basis prior to the time of disclosure to such Party by the disclosing Party or its Representatives;

(b)    was or becomes generally available to the public other than as a result of a disclosure by such Party or its Representatives;

(c)    becomes available to such Party on a non-confidential basis from a source other than the disclosing Party or its Representatives;

(d)    was independently developed by such Party without the use of Confidential Information of the other Party; or

(e)    a Party is required to disclose to enforce its rights in this Agreement (and such use or disclosure shall be limited to that reasonably necessary for purposes of such enforcement, and subject to a protective order or other confidentiality protection where appropriate), provided, in the case of clause (a) or (c), that the source of such information is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party by a contractual, legal or fiduciary obligation.

22.2    In the event that the receiving Party or any of its Representatives are requested or required by applicable Law, an order of court, a subpoena or other legal process to disclose any Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice of any such request or requirement so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that the disclosing Party chooses not to seek such remedy, the receiving Party may disclose only that portion of the Confidential Information which is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information. The receiving Party agrees not to oppose action taken by the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

22.3    Each Party hereby acknowledges that the Confidential Information of the other Party may still be under development, or may be incomplete, and that such information may relate to products that are under development or are planned for development. NEITHER PARTY MAKES ANY REPRESENTATIONS REGARDING THE ACCURACY OF THE CONFIDENTIAL INFORMATION IT DISCLOSES TO THE OTHER PARTY. Neither Party shall have responsibility for any expenses, losses or actions incurred or undertaken by the other Party as a result of the other Party’s receipt or use of Confidential Information.

22.4    It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Section 22, and that the disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 22, but shall be in addition to all other remedies available at law or equity.

22.5    The obligations in this Section 22 shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party or its Affiliates (where it is reasonably apparent that such item is a trade secret), such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.

23.	FORCE MAJEURE

23.1    Each Party (including their Affiliates) will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by any event or condition beyond the reasonable control of the impacted Party (including their Affiliates), including act of God, law or government regulations, court orders, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities, systems or materials by fire, earthquake, storm or like catastrophe (a “Force Majeure Event”); provided, however that the impacted Party notifies the other Party as soon as practicable, in writing, upon learning of the occurrence of the Force Majeure Event, stating the date and extent of such suspension and the cause thereof, and the Parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both Parties, of such condition; provided, further, that the impacted Party (including their Affiliates) shall take measures to overcome the condition with respect to the Services which are consistent in all material respects with the measures taken in connection with the Party’s other similarly affected operations, as relevant. A Party’s (including their Affiliates’) obligations hereunder (except their obligations expressly set forth in the foregoing sentence and their payment obligations in respect of Services already provided) shall be postponed until the cessation of the Force Majeure Event; provided that such Party will use commercially reasonable efforts to resume its performance hereunder.

24.	AUDIT

24.1    Service Recipient shall be entitled, at Service Recipient’s cost, to appoint an independent auditor reasonably acceptable to Service Provider to conduct periodic audits (not more frequently than twice per year) on reasonable advance notice and during normal business hours of the Reimbursable Costs, Set-Up Costs, the Net Revenue component of Administrative Fees and/or other expenses being charged in connection the Services provided by Service Provider, provided such audits shall be conducted in a manner that is intended to minimize, to the extent reasonably possible, disruption to the operations of Service Provider and its relevant Affiliates. Any such audits must be completed within six (6) months after completion of a Service. The independent auditor shall enter into a confidentiality agreement with Service Provider containing customary confidentiality obligations and shall, promptly following completion of such audit, disclose only the audit report, without any confidential audited materials, to both Parties.

24.2    If a Governmental Authority audit of Service Recipient reasonably requires access to records in Service Provider’s possession with respect to the Services, Service Provider will reasonably cooperate to provide such records to allow the Service Recipient to comply with applicable Law.

24.3    Service Recipient shall be entitled, at Service Recipient’s cost, during normal business hours and on reasonable notice to the Service Provider (and/or the relevant Service Provider Affiliate), to access the premises of the Service Provider (and/or the relevant Service Provider Affiliate) or the premises of a Third Party (provided that the Service Provider or relevant Service Provider Affiliate has the right to access such premises) where reasonably required to ensure that the Services are being provided to the standards required under this Agreement.

25.	MISCELLANEOUS.

25.1    Mutual Cooperation. Each Party shall, and shall cause its Affiliates to, cooperate with the other Party and its Affiliates in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Affiliates; and, provided, further, that this Section 25.1 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

25.2    Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

25.3    Audit Assistance. Each of the Parties and their respective Affiliates are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority, as such term is defined in the Transition Services Agreement), standards organizations, customers or other parties to contracts with such Parties or their respective Affiliates under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Affiliate exercises its right to examine or audit such Party’s or its Affiliate’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information (as such term is defined in the Transition Services Agreement), to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

25.4    Counterparts; Entire Agreement; Corporate Power.

25.4.1    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

25.4.2    This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered into independently.

25.4.3    Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

25.5    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

25.6    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Service Provider may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Service Recipient’s prior written consent (but with notice to the Service Recipient) solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption.

25.7    Third-Party Beneficiaries. Except as expressly stated otherwise in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

25.8    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 25.8):

If to Service Provider, to:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention:	[•]
E-mail:	[•]

If to Service Recipient, to:

Berra Operations LLC

[•]

[•]

Attention:	[•]
E-mail:	[•]

Any Party may, by notice to the other Party, change the address to which such notices are to be given or made.

25.9    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

25.10    Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25.11    Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

25.12    Specific Performance. Subject to Section 7, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Service Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 7 and this Section 25.12 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

25.13    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

25.14    Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

25.15    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Franklin Lakes, New Jersey; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2022.

25.16    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

26.	SCHEDULES

26.1    The following Schedules, as amended or supplemented from time to time, are attached hereto and made part of this Agreement.

Schedule Number	Name
1	Service Provider and Service Recipient Entities by Region
2	Services Schedule
3	Excluded Services
4 – Part I	Factoring Agreement
4 – Part II	Receivables Servicing Agreements
5	Pricing
6	Certain Service Recipient Responsibilities
7	Products

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Service Recipient”

Berra Operations LLC

By:

Name:	Gary Michael DeFazio

Title:	Secretary

“Service Provider”

Becton, Dickinson and Company

By:

Name:	Gary Michael DeFazio

Title:	Senior Vice President, Corporate Secretary and Associate General Counsel